AUTHORIZATION

We hereby authorize General Binding Corporation ("GBC"),
One GBC Plaza, Northbrook, Illinois, Mr. Steven Rubin, Mr. John Moynihan, jointly and severally, to sign and file on our behalf any "Forms" required to be filed under Section 16 of the 1934 Securities and Exchange Act.


This authorization shall be effective immediately and shall continue until such time as we have so notified GBC and the aforesaid individuals in writing of a revocation of this authority.

We hereby ratify and
confirm all lawful acts performed by GBC and the aforesaid individuals under the scope of this authorization and hereby agree to indemnify and hold GBC, its officers, employees, agents, and aforesaid individuals harmless from any claim or demand arising from its or his lawful actions.


Signed:

Lane Industries, Inc.

____________________________

By: Arthur J. Schiller

March 17, 2005


Subscribed and sworn
before me
this ____ day of  _______, 2005.

Carol A. Skulski
Notary
Public
State of Illinois
County of Cook

My Commission expires:
10/5/05